EXHIBIT 99

                       [Fidelity Bancorp, Inc. letterhead]


Release Date:                                 Contact:
July 14, 2000                                 Mr. William L. Windisch, President
                                              Fidelity Bancorp, Inc.
                                              (412) 367-3300
                                              Email: admin@fidelitybank-pa.com



                        FIDELITY BANCORP, INC. ANNOUNCES
                          THE CLOSING OF ACQUISITION OF
                PENNWOOD BANCORP, INC. AND PENNWOOD SAVINGS BANK


         July 14, 2000: Fidelity Bancorp, Inc. (NASDAQ -- "FSBI"), the holding company for Fidelity Bank, Pittsburgh, Pennsylvania, previously announced that on February 18, 2000 Fidelity entered into a definitive Agreement and Plan of Merger with Pennwood Bancorp, Inc., whereby Fidelity is to acquire all of the outstanding common stock of Pennwood Bancorp, Inc., the holding company of Pennwood Savings Bank, at a price of $13.10 per share.

         Fidelity completed the merger with Pennwood at the close of business on July 14, 2000. As a result of the merger, the main office of Pennwood at 683 Lincoln Avenue, Bellevue, Pennsylvania, will become a branch office of Fidelity Bank.

         William L. Windisch, President of Fidelity, stated "Effective Saturday, July 15, 2000, the former main office of Pennwood Savings Bank located at 683 Lincoln Avenue, Bellevue, Pennsylvania will become a full-service branch office of Fidelity Bank. The former Pennwood customers can expect to continue to receive the same type of service from the same employees. In addition, former Pennwood customers will now have access to additional products and services as well as the extensive branch and ATM networks of Fidelity Bank."

         After  the  merger,   Fidelity  is  expected  to  have  total   assets,
stockholders' equity and deposits of $570 million, $27.2 million, and $292 million, respectively. Effective July 15, 2000, Fidelity Bank will operate from 10 full-service offices located in Pittsburgh, Allison Park, Bellevue, Mount Lebanon and Zelienople, Pennsylvania.